EXECUTION VERSION

Exhibit 10(d)

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made as of this 30th day of March, 2010, by and between:

A.	Alcoa Inc., a corporation incorporated in the Commonwealth of Pennsylvania, United States of America, with a mailing address of 390 Park Avenue, New York, NY 10022, U.S.A. (“Alcoa”); and

B.	Aluminum Financing Limited, a corporation incorporated in the British Virgin Islands with a mailing address of c/o Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands (“Investor”); and

C.	Abdullah Abunayyan Trading Corp., a corporation organized under the laws of Saudi Arabia, whose principal place of business is at Abunayyan Headquarters Building, 8915 King Abdulaziz Road, Al Wizarat District, P.O. Box 321, Riyadh 11411, Kingdom of Saudi Arabia (“Guarantor”).

Each of Alcoa, Investor and Guarantor may be called a “Party”, or collectively, the “Parties”.

WHEREAS, Alcoa and Investor are parties to that Closing Memorandum, dated December 20, 2009 (the “Memorandum”), covering their planned establishment, formation and financing of several special purpose vehicles (the “SPVs”) which would invest in a joint venture with Saudi Arabian Mining Company (Ma’aden) (“Ma’aden”);

WHEREAS, Alcoa and Guarantor are parties to reciprocal parent guarantees, dated 20th  December 2009, under which Alcoa guaranteed certain of its obligations under the Memorandum and Guarantor guaranteed certain obligations of Investor under the Memorandum (the “Guarantees”, and together with the Memorandum, the “Relevant Agreements”); and

WHEREAS, due to changes in the circumstances surrounding the planned formation of the SPVs and participation in the joint venture with Ma’aden, Alcoa is willing to purchase, and Investor is willing to sell all of its right, title and interest in the planned SPVs as contemplated under the Memorandum and all arrangements contemplated thereunder, the Parties will simultaneously terminate the Relevant Agreements on the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual agreements hereinafter set forth and the mutual benefits to be derived therefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the aforementioned recitals of fact, the Parties, intending to be legally bound, hereby mutually agree as follows:

1.	Definitions. Except as otherwise set forth in this Agreement, all capitalized terms have the meaning given to such in the Memorandum and/or the JV Shareholders Agreement (as defined in the Memorandum).

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2.	Sale and Purchase. Upon payment by Alcoa (and receipt by the Investor) of the sum of Sixty Million U.S. Dollars (USD 60,000,000) (the “Purchase Price”) in accordance with Clause 3 (Payment of Purchase Price) of this Agreement, Alcoa will acquire, and Investor will sell all right, title and interest in and to its participation in the SPVs and in the joint venture with Ma’aden, and all rights and obligations of the Parties and their Affiliates (including, without limitation, their respective parents, subsidiaries, assigns, transferees, representatives, principals, officers, directors, shareholders, partners, agents, attorneys, employees and all persons acting by, through or in concert with them) under the Relevant Agreements (including, without limitation, the Agreed Form Note Purchase Agreements and the Agreed Form Shareholders Agreements in respect of each of the SPV Companies, the Agreed Form Parent Company Guarantee given by the Guarantor and the Agreed Form Parent Company Guarantee given by Alcoa, and all rights and obligations in respect of Royalties and Completion Guarantees) will terminate.

3.	Payment of Purchase Price. The Purchase Price shall be paid, forthwith upon the execution of this Agreement, in full and without deduction or set-off in any amount by electronic funds transfer in United States Dollars and in immediately available funds to the bank account, details of which are set out in Clause 3(b) below (the “Nominated Account”).

(a)	Alcoa shall send a copy of the transfer instruction by facsimile to: Aluminum Financing Limited, c/o Mr Mohammed A. Abunayyan, Sole Director (+966 (1) 479-3312) within four (4) hours of issuance of the transfer instruction to its bankers.

(b)	The receipt by the Investor of the full Purchase Price in the Nominated Account shall constitute proper discharge of Alcoa’s obligation to pay the Purchase Price:

Account Name:	A. Abunayyan Trading Corp.

Bank Name:	Arab National Bank
P.O. Box 56921
Riyadh 11564
Kingdom of Saudi Arabia

Currency:	United States Dollars (USD)

SWIFT Code:	ARNBSARI

Account Number:	6708051753360016

IBAN:	SA3830406708051753360016

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(c)	Payment of the Purchase Price by Alcoa shall be made free of any deduction, withholding or retention of or for taxes, bank fees charged by Alcoa’s bankers, costs of electronic funds transfer or any other fees or charges. For the avoidance of doubt, Investor shall be solely responsible for beneficiary’s bank’s fees and charges and for any taxes imposed or levied by any Saudi Arabian taxing authority and Alcoa shall be solely responsible for the sending bank’s fees and charges and for any taxes imposed or levied by any non-Saudi Arabian taxing authority. If any such taxes are imposed or levied by any non-Saudi taxing authority, the Investor will, at the cost and expense of Alcoa, cooperate in good faith to take such reasonable action and to provide the relevant taxing authority with such documentation as to allow the refund of any such taxes.

4.	Release. Upon payment by Alcoa (and receipt by the Investor) of the Purchase Price, except with respect to the obligations of Alcoa, Investor and Guarantor under this Agreement, Alcoa, Investor and Guarantor each, on behalf of itself and its Affiliates and anyone claiming through them, do hereby absolutely, unconditionally and irrevocably waive, release and discharge each other (and their respective parents, subsidiaries, assigns, transferees, representatives, principals, officers, directors, shareholders, partners, agents, attorneys, employees and all persons acting by, through or in concert with them) from any and all manner or right, action, cause of action, suit, lien, damage, claim or demand of whatever kind and nature, known and unknown, accrued and not yet accrued, fixed or contingent, foreseen and unforeseen, whether in law or equity, that such Party or its Affiliates (and their respective parents, subsidiaries, assigns, transferees, representatives, principals, officers, directors, shareholders, partners, agents, attorneys, employees and all persons acting by, through or in concert with them) may now have or hereafter obtain relating to or arising out of the Relevant Agreements (the “Released Claims”). In connection with their waiver and relinquishments set forth in this Clause 4 (Release), Alcoa, Investor and Guarantor acknowledge that they are aware that they may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of this Agreement, but it is their intention to fully, finally and forever settle and release all of the disputes and differences known or unknown, suspected or unsuspected, which do not exist, may exist in the future or have ever existed with one another, and as such agree that this Agreement and its terms, including the releases, waivers and discharges contained herein, shall be and remain effective in all respects notwithstanding such additional or different facts or the discovery thereof, provided that this clause does not limit the liability of a Party in respect of fraudulent misrepresentation or wilful misconduct. For the avoidance of doubt, the waiver, release and discharge contained in this Clause 4 (Release) does not waive, release or discharge claims for indemnification under this Agreement or for breach of this Agreement by a Party.

5.

Agreement not to Sue. Upon payment by Alcoa (and receipt by the Investor) of the Purchase Price, each Party, on behalf of itself and its respective Affiliates, parents, subsidiaries, assigns, transferees, representatives, principals, officers, directors,

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shareholders, partners, agents, attorneys, employees and all persons acting by, through or in concert with them, agrees not to file or cause to be filed against the other Party and/or its respective Affiliates, parents, subsidiaries, assigns, transferees, representatives, principals, officers, directors, shareholders, partners, agents, attorneys, employees and all persons acting by, through or in concert with them before any board, arbitrator, any court of law or any administrative agency within the Kingdom of Saudi Arabia, the United Kingdom, the United States or elsewhere, any charge, complaint or action arising out of or relating to any of the Released Claims. Each Party shall indemnify the other Party and its respective Affiliates, parents, subsidiaries, assigns, transferees, representatives, principals, officers, directors, shareholders, partners, agents, attorneys, employees and all persons acting by, through or in concert with them, against all costs and damages (including legal expenses) incurred in any future actions, claims or proceedings which are brought in breach of this Clause 5 (Agreement not to Sue).

6.	Confidentiality. Without prejudice to the Parties’ rights and obligations under Clause 8 (Announcements) of this Agreement, each Party will:

(a)	ensure that any confidential information regarding the Project or any other Party which it learned in the course of negotiations for, or carrying out of the Relevant Agreements or this Agreement, is treated by it in strict confidence;

(b)	only disclose such information to its directors, officers, employees, professional advisers or consultants, or to any bank or financial institution from whom the Party is seeking finance, to the extent that such disclosure is necessary;

(c)	not make use of such information for purposes other than the implementation of the Parties’ obligations hereunder unless such information: (i) is known to such Party prior to learning of it from the other; (ii) is obtained by such Party from a source other than the disclosing Party, which source (A) did not require such Party to hold such secrets or information in confidence and (B) did not limit or restrict such Party’s use thereof; (iii) becomes public knowledge other than through the fault of such Party; (iv) is required to be disclosed by any competent legal or regulatory authority; (v) is required to be disclosed by any internationally recognized stock exchange, provided that in any such case the disclosing Party shall provide prompt written notice to the other Party prior to making such disclosure and provide details of the proposed form, nature and purpose of such disclosure so that the other Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this clause; (vi) is independently developed by such Party; (vii) is permitted to be used or disclosed pursuant to the terms of a separate agreement between the disclosing Party and the other Party, in which case such use or disclosure shall be governed by the terms of the relevant agreement; or (viii) is used, only insofar as is necessary, to implement and enforce any of the terms of this Agreement; and

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(d)	impose on its professional advisers or consultants, or any bank or financial institution from whom the Party is seeking finance, an equivalent obligation of confidentiality and shall obtain an undertaking of strict confidentiality from such professional advisers or consultants, or financial institution from whom the Party is seeking finance, on the terms set out in this Section 6.

7.	Mutual Representations and Warranties. Each Party represents and warrants to the other that:

(a)	it has the power and authority to execute, deliver and perform this Agreement (including as to any obligation to procure the performance of any Affiliate), and all necessary corporate and other action has been taken to authorize the execution, delivery and performance of this Agreement;

(b)	its officers or directors have the power and authority to act on its behalf in entering into this Agreement;

(c)	this Agreement has been duly executed and constitutes a valid, legal and binding obligation of such party enforceable in accordance with its terms;

(d)	no part of the Purchase Price received under this Agreement will be paid, directly or indirectly, to a government official for the purpose of: (i) influencing any act or decision of a government official in its official capacity, including the failure to perform an official function, in order to assist itself or any other person in obtaining or retaining business, or directing business to any third party; (ii) securing an improper advantage; (iii) inducing a government official to use its influence to affect or influence any act or decision of a governmental authority in order to assist itself or any other person in obtaining or retaining business, or directing business to any third party; or (iv) providing an unlawful personal gain or benefit, of financial or other value, to a government official; and

(e)	no consent, authorisation, license, permit, registration or approval of, or exemption or other action by, any governmental authority or any other person is required in connection with its execution, delivery and performance of this Agreement, or if any such consent is required, it has satisfied the applicable requirements.

8.

Announcements. Any governmental filing (including United States Securities and Exchange Commission Form 8-K, Form 10-K and Form 10-Q), news release, public announcement or media announcement proposed to be released by a Party in connection with this Agreement (collectively, “Announcements”), whether directly or indirectly, shall be subject to the prior written consent of the other Parties, which consent shall not be unreasonably withheld. No Announcement shall be made unless it is in the form approved by the Parties in writing. A copy of Alcoa’s Form 8-K concerning this Agreement and the Amendment of the JV Shareholders Agreement with Ma’aden has been approved by Investor and Guarantor. The Parties agree not to communicate with third parties in a

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manner inconsistent with, or in a manner that discloses additional information of substance to, the agreed Announcements, the intention being that the spirit and meaning of the message conveyed by the agreed Announcements will be faithfully conveyed. For the avoidance of doubt, any Announcement made pursuant to a mandatory filing requirement or other mandatory requirement shall be subject to the terms of this Clause 8 (Announcements) and shall in no event be construed as an exception to the requirement for prior approval from the other Parties.

9.	Proper Law. This Agreement, the relationship of the Parties connected with it and any dispute arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by, interpreted and enforced in accordance with the laws of England and Wales without giving effect to principles of conflicts of law.

10.	Jurisdiction.

(a)	All disputes arising out of or in connection with the Agreement shall be, if requested by any Party, referred to and finally settled by arbitration under the Rules of London Court of International Arbitration as amended or substituted from time to time (the “LCIA Rules”), which LCIA Rules are deemed to be incorporated into this Agreement. Arbitration shall be the exclusive method for resolution of the dispute and the determination of the arbitrators shall be final and binding. The Parties agree that they will give conclusive effect to the arbitrators’ determination and award and that judgment thereon may be entered and enforced by any court of appropriate jurisdiction. The tribunal shall consist of three (3) arbitrators, one of whom shall be appointed by Alcoa, the second of whom shall be appointed jointly by the Investor and the Guarantor and the third of whom, who shall act as chairman, shall be jointly nominated by the two arbitrators nominated by the Parties. Failing agreement as to the identity of the third arbitrator within five (5) business days of the two arbitrators nominated by the Parties being required to do so by the Parties, such third arbitrator shall be nominated by the London Court of International Arbitration in accordance with the LCIA Rules. The place of arbitration shall be London, England. The language to be used in the arbitration shall be English, and any documents or portions of them presented at such arbitration in a language other than English shall be accompanied by an English translation thereof. The arbitrators shall decide such dispute in accordance with the substantive laws of England applicable hereto.

(b)

It is expressly agreed that the right to appeal on a point of law to the High Court of England and Wales or to apply to such court for the determination of a preliminary point of law is excluded. The parties to the arbitration may, however, make an application to any court having jurisdiction for interim relief, for registration of the award, for judgment on the award to be entered and/or for enforcement of the award, including enforcement of any award granting interlocutory relief, against

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another party to the arbitration, and for the obtaining of evidence (whether by discovery of documents, interrogatories, affidavits or testimony of witnesses or whatever) which the arbitrator directs shall be admitted in the actual proceedings.

(c)	It is the Parties’ mutual and express intent that this arbitration provision be interpreted broadly to cover any and all disputes between them arising out of or in relation to this Agreement or its performance, negotiation, or termination, whether the dispute is contractual, quasi-contractual, under any applicable statute, tortious (including, without limitation, claims of fraud or misrepresentation) or otherwise. If there is any ambiguity or uncertainty as to whether a particular dispute is subject to this arbitration provision, it is to be resolved in favour of this arbitration provision applying to the dispute. The Parties expressly desire that any arbitral body or judicial body interpreting this provision give it full, broad and complete effect to the maximum extent permitted by law.

(d)	The Parties irrevocably appoint the entities listed below as their respective agents to receive on their behalf in England or Wales service of any proceedings under this Clause 10 (Jurisdiction). Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by the Party) and shall be valid until such time as all other Parties have received prior written notice that such agent has ceased to act as agent. If for any reason such agent ceases to be able to act as agent or no longer has an address in England or Wales, the Party shall forthwith appoint a substitute and deliver to the other Parties the new agent’s name and address within England and Wales. The relevant agents are:

A.	For Investor and Guarantor - Clyde & Co LLP of 1 Stoke Road, Guildford, Surrey GU1 4HW; and

B.	For Alcoa – Pinsent Masons, 1 Park Row, Leeds LS1 5AB, United Kingdom.

(e)	Each Party irrevocably consents to any process in any legal action or proceedings under Clause 10 (Jurisdiction) of this Agreement being served on it in accordance with the provisions of this Agreement relating to service of notices. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

(f)	Each Party acknowledges, agrees and represents that the provisions contained in Clause 9 (Proper Law) and Clause 10 (Jurisdiction) with respect to governing law, arbitration, choice of venue and jurisdiction, as well as the remaining provisions of this Agreement, have been negotiated and entered into voluntarily after consultation by each Party with its legal counsel and with a full understanding of the business and legal consequences of such provisions and this Agreement.

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11.	General Provisions.

(a)	All notices, communications and demands of any kind which a Party may be required or desire to serve upon another Party under the terms of this Agreement shall be in writing and shall be deemed to have been effectively given if served by personal service or a recognised courier service (e.g., DHL, Federal Express) at the address of the Party indicated in Clause 10(d) above or at such other address as may be designated by the Party by a notice to the other given in conformity with this Agreement, with copies to all other Parties. Notices shall be deemed delivered, in the case of personal service, upon delivery and in the case of courier, the recipient’s first clear Business Day at least four (4) complete calendar days after delivery to the courier. Notices may be delivered by confirmed facsimile and shall be deemed delivered on the recipient’s first clear Business Day following the date of transmission, provided that confirmation of successful transmission is available and received.

(b)	This Agreement constitutes the entire agreement between the Parties and supersedes any arrangements, understanding or previous agreement between them relating to the subject matter they cover. Each Party acknowledges that, in entering into this Agreement, it does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty of any person, including in equity, contract or tort, under the Misrepresentation Act 1967, or in any other way, other than as expressly set out in this Agreement. This clause does not affect a Party’s liability in respect of fraudulent misrepresentation or wilful misconduct.

(c)	This Agreement is binding on the Parties and their respective successors and assigns. None of the Parties may assign this Agreement or any of its rights and obligations under it, except with the prior written consent of the other Parties.

(d)	The Parties do not intend that any term of this Agreement should be enforceable by any third party as provided by the Contracts (Rights of Third Parties) Act 1999 except that where rights or indemnities are granted in favour of the Parties’ Affiliates, agents, officers or employees such persons shall be able to rely upon and enforce them.

(e)	Any variation or modification of this Agreement shall be in writing and signed by or on behalf of all Parties. A waiver of any right under this Agreement is only effective if it is in writing and it applies only to the person to whom the waiver is addressed and the circumstances for which it is given. A person that waives a right in relation to one person, or takes or fails to take any action against that person, does not affect its rights against any other person.

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(f)	Except as provided in this Agreement, all costs in connection with the negotiation, preparation, execution and performance of this Agreement shall be borne by the Party that incurred the costs.

(g)	The Parties to this Agreement are not in partnership with each other and there is no relationship of principal and agent between them.

(h)	This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each Party had signed the same document.

(i)	This Agreement is entered into in connection with changed circumstances and in the light of other considerations. It is not, and shall not be represented or construed by the Parties as, an admission of liability or wrongdoing on the part of any Party to this Agreement or any other person or entity and accordingly, this Agreement and its terms and provisions are made and agreed without any admissions by the Parties of liability, obligation or fact of any nature or kind whatsoever save as set out expressly in this Agreement.

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(j)	This Agreement shall become effective upon either (i) each Party duly and validly executing the same original of this Agreement, or (ii) each Party delivering to the other Parties a facsimile counterpart of this Agreement duly and validly executed in a form binding upon it together with a valid international courier tracking number for the shipment containing the fully signed original counterpart, subject to payment being paid in accordance with Clauses 2 (Sale and Purchase) and 3 (Payment of Purchase Price).

AS WITNESS WHEREOF, THIS AGREEMENT IS EXECUTED AS A DEED:

Alcoa Inc.		Aluminum Financing Limited

By	/s/ Kenneth P. Wisnoski	By	/s/ Mohamed Abdullah Abunayyan
	Kenneth P. Wisnoski		Mohamed Abdullah Abunayyan
	Vice President & President, Global		Sole Director
Primary Products - Growth, Bauxite and Africa

Abdullah Abunayyan Trading Corp.

By	/s/ Mohamed Abdullah Abunayyan
Mohamed Abdullah Abunayyan
Managing Director